Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Memry Corporation Second Fiscal Quarter Revenue Up

22% to $9.9M; Net Income $406,000 Or $0.01 Per Share

Six Month Revenue up 16.8% to $18.99M, EPS $0.04

Bethel, CT, February 9, 2005 — Memry Corporation (AMEX: MRY) reported today revenue of $9,877,000 in the second fiscal quarter ended December 31, 2004, up 22% from $8,104,000 in the comparable quarter a year ago. A significant portion of the increase was due to the inclusion of revenue generated by Putnam Plastics, acquired on November 9, 2004. Putnam’s revenue for the period ended December 31, 2004 was $1,577,000. Net income was $406,000 or $0.01 per basic and diluted share compared with net income of $228,000 or $0.01 per basic and diluted share in the comparable period last year.

For the first six months of the fiscal year 2005 that ends June 30, 2005, revenue was $18,989,000 compared with revenue of $16,263,000 in the first half of fiscal 2004, an increase of $2,726,000 or 16.8%. Net income for Memry in the first six months was $1,110,000 or $0.04 per basic and diluted share compared with net income of $725,000 or $0.03 per basic and diluted share in the first half of fiscal year 2004.

James G. Binch, CEO of Memry said, “The closing of the Putnam Plastics acquisition in November has added a valuable new dimension to Memry strategically as well as financially. Putnam’s contribution to revenue during the second quarter was $1,577,000. By product line, polymers represented 16% of Memry’s consolidated sales this quarter. We expect a full quarter of Putnam’s contributions in our third fiscal quarter will provide even stronger results.

“Our revenue from shipments of components for general surgical applications and from prototype development activities posted strong gains compared to the second quarter last year. Our tube-based stent component business showed a modest increase while our wire-based stent component business was basically flat. The largest disappointment in the quarter was an approximately $1 million decline in revenue from super elastic tube resulting primarily from what we believe are inventory adjustments at a major tube customer,” Binch said.

Chief Financial Officer Robert P. Belcher said, “The Putnam acquisition has created a broader product line which has allowed us to leverage our sales and marketing organization, while at the same time we can utilize the existing human resource, finance and executive staff in supporting Putnam’s operations. Operating expenses, including general, selling and administration expenses and research and development costs increased $341,000, or 13%, to $2,896,000 in the second quarter of

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Memry Corporation

fiscal 2005, compared to $2,555,000 in the second quarter of fiscal 2004. The dollar increase primarily reflected the addition of administrative and sales and marketing personnel and programs associated with Putnam. As a percentage of revenue, operating expenses declined from 31.5% in the second quarter of fiscal 2004 to 29.3% in the current quarter.

“So far we have been pleased with the performance of the Putnam business in the short period of time we have been operating together. While we now anticipate that the impact of Putnam on earnings will be neutral for the first 12 months, we believe the acquisition will be accretive to earnings thereafter,” Belcher said.

Binch said, “We are looking forward with enthusiasm to the remainder of the fiscal year. At present, we expect increasing numbers of new programs commencing initial production runs, a modest recovery in our Nitinol tubing volumes and sustained volumes of stent shipments. We continue to believe we will end the fiscal year at a $50 million run rate and that we will be poised for further growth in the second half of the calendar year.”

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

A copy of the financial statements follows.

The company will host a conference call to discuss second quarter results on February 10 at 11 a.m. Eastern. To participate, call (800) 348-6338 any time after 10:55 a.m. on February 10. International callers should dial (706) 634-1215.

An investment profile on Memry may be found at www.hawkassociates.com/memry/profile.htm .

For more information, contact Memry Chief Financial Officer Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 852-2383, e-mail: info@hawkassociates.com . Detailed information about Memry Corporation can be found on the website www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the websites www.hawkassociates.com and www.hawkmicrocaps.com .

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Memry Corporation

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the company’s control which may cause actual results, performance or achievements of the company to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those detailed in the company’s periodic filings with the Securities and Exchange Commission.

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Memry Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31, 2004	June 30, 2004
ASSETS
Current Assets
Cash and cash equivalents	$3,294,000	$12,404,000
Accounts receivable, less allowance for doubtful accounts	5,570,000	4,132,000
Inventories	4,341,000	2,956,000
Deferred tax asset	975,000	975,000
Income tax receivable	29,000	—
Prepaid expenses and other current assets	196,000	41,000

Total current assets	14,405,000	20,508,000

Property, Plant, and Equipment	17,779,000	14,672,000
Less accumulated depreciation	(10,464,000)	(9,582,000)

	7,315,000	5,090,000

Other Assets
Acquired intangible assets, less accumulated amortization	6,784,000	933,000
Goodwill	15,373,000	1,038,000
Cash collateral deposits	1,500,000	—
Deferred financing costs	636,000	51,000
Note receivable	400,000	—
Deferred tax asset	4,557,000	5,175,000
Other assets	231,000	193,000

Total other assets	29,481,000	7,390,000

TOTAL ASSETS	$51,201,000	$32,988,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$3,493,000	$3,213,000
Notes payable	2,051,000	320,000
Capital lease obligations	12,000	29,000
Income tax payable	—	43,000

Total current liabilities	5,556,000	3,605,000

Notes Payable, less current maturities	11,550,000	1,159,000

Stockholders’ Equity
Common stock	286,000	256,000
Additional paid-in capital	53,834,000	49,103,000
Accumulated deficit	(20,025,000)	(21,135,000)

Total stockholders’ equity	34,095,000	28,224,000

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$51,201,000	$32,988,000

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Three Months Ended December 31, 2004 and 2003

(Unaudited)

	2004	2003
Revenues	$9,877,000	$8,104,000

Cost of revenues	6,051,000	5,172,000

Gross profit	3,826,000	2,932,000

Operating Expenses
Research and development	513,000	675,000
General, selling and administration	2,383,000	1,880,000

	2,896,000	2,555,000

Operating income	930,000	377,000

Interest
Expense	(303,000)	(26,000)
Income	39,000	22,000

	(264,000)	(4,000)

Income before income taxes	666,000	373,000

Provision for income taxes	260,000	145,000

Net income	$406,000	$228,000

Basic Earnings Per Share	$0.01	$0.01

Diluted Earnings Per Share	$0.01	$0.01

Memry Corporation and Subsidiaries

Condensed Consolidated Statements of Income

For the Six Months Ended December 31, 2004 and 2003

(Unaudited)

	2004	2003
Revenues	$18,989,000	$16,263,000

Cost of revenues	11,663,000	9,872,000

Gross profit	7,326,000	6,391,000

Operating Expenses
Research and development	993,000	1,488,000
General, selling and administration	4,276,000	3,702,000

	5,269,000	5,190,000

Operating income	2,057,000	1,201,000

Interest
Expense	(317,000)	(55,000)
Income	79,000	42,000

	(238,000)	(13,000)

Income before income taxes	1,819,000	1,188,000

Provision for income taxes	709,000	463,000

Net income	$1,110,000	$725,000

Basic Earnings Per Share	$0.04	$0.03

Diluted Earnings Per Share	$0.04	$0.03